As filed with the Securities and Exchange Commission on October 2, 2007.
Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COLEMAN CABLE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	36-4410887 (I.R.S. Employer Identification No.)
1530 Shields Drive, Waukegan, Illinois 60085
(Address of Principal Executive Offices) (Zip Code)

Coleman Cable, Inc. Long-Term Incentive Plan
(Full title of the plan)

Richard N. Burger
Chief Financial Officer
1530 Shields Drive
Waukegan, Illinois 60085
(847) 672-2309
(Name, address, and telephone number of agent for service)
with a copy to:
James J. Junewicz
Winston & Strawn LLP
35 West Wacker Drive
Chicago, Illinois 60601
(312) 558-5257

CALCULATION OF REGISTRATION FEE

Proposed
		Proposed	maximum
		maximum	aggregate	Amount of
Title of securities	Amount to	offering price	offering	registration
to be registered	be registered(1)	per share(2)	price(2)	fee
Common Stock, par value $0.001	1,650,000 shares	$14.02	$23,133,000	$711

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also registers any additional shares of common stock which become available or issuable under the Coleman Cable, Inc. Long-Term Incentive Plan (the “Plan”) by reason of any stock split and reverse stock split, stock dividend, recapitalization, merger, consolidation or reorganization or similar transactions which results in an increase in the number of the Registrant’s outstanding shares of common stock or shares offered or issuable pursuant to awards granted under the Plan.

(2)	Estimated solely for the purpose of determining the registration fee. Pursuant to Rules 457(c) and 457(h)(1) under the Securities Act, based on the average of the high and low prices on October 1, 2007, as reported by the NASDAQ Global Market.

PART I
PART II
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS
Opinion of Winston & Strawn LLP
Consent of Independent Registered Public Accounting Firm, Deloitte & Touche LLP
Consent of Independent Registered Public Accounting Firm

PART I
     The prospectus containing information required by Part I of Form S-8 and related to this Registration Statement is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the Note to Part I of Form S-8. Coleman Cable, Inc. (“Coleman Cable”, the “Company” or “Registrant”) will send or give to each participant in the Coleman Cable, Inc. Long-Term Incentive Plan a copy of the prospectus. In accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”), the prospectus is not being filed with or included in this Registration Statement. The prospectus and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
          The following documents previously filed with the SEC are incorporated by reference in this registration statement:
(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed on March 20, 2007.

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, filed on May 9, 2007, the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, filed on August 14, 2007, the Company’s Current Reports on Form 8-K filed March 1, 2007, March 12, 2007, March 23, 2007, April 2, 2007, April 10, 2007, May 15, 2007, and September 6, 2007 and the Company’s Current Report on Form 8-K/A filed June 15, 2007.

(c)	The description of the Company’s Common Stock set forth under the heading “Description of Capital Stock” on page 84 of the Company’s Amendment No. 3 to Form S-1 Registration Statement dated February 27, 2007.
          All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents.
Item 4. Description of Securities.
          This Item is not applicable as Registrant’s Common Stock is registered under Section 12 of the Exchange Act.
Item 5. Interests of Named Experts and Counsel.
          This Item is not applicable.
Item 6. Indemnification of Directors and Officers.
          Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation — a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was unlawful.
          A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s charter, by-laws, disinterested director vote, stockholder vote, agreement or otherwise.
          The Company’s certificate of incorporation contains certain provisions permitted under the Delaware General Corporation Law relating to the liability of directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except that a director will be personally liable under the Delaware General Corporation Law:
•	for any breach of the director’s duty of loyalty to the Company or the Company’s shareholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law, which relates to unlawful stock repurchases, redemptions or dividends; or

•	for any transaction from which the director derives an improper personal benefit.
          These provisions do not limit or eliminate the Company’s rights or those of any shareholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities laws.
          The Company’s certificate of incorporation and bylaws also provide that it must indemnify its directors and officers to the fullest extent permitted by Delaware law and also provide that the Company must advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to very limited exceptions. The Company may also indemnify employees and others and advance expenses to them in connection with legal proceedings.
          The Company has entered into separate indemnification agreements with its directors and officers that provide them with indemnification rights, particularly with respect to indemnification procedures and directors’ and officers’ insurance coverage.
          The indemnification agreements require the Company, among other things, to indemnify the officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from acts or omissions (i) regarding enforcement of the indemnification agreement, if not taken in good faith, (ii) relating to the purchase and sale by the officer or director of securities in violation of Section 16(b) of the Exchange Act, (iii) subject to certain exceptions, in the event of claims initiated or brought voluntarily by the officer or director, not by way of defense, counterclaim or cross claim or (iv) for which applicable law or the indemnification agreements prohibit indemnification; provided, however, that the officers or directors shall be entitled to receive advance amounts for expenses they incur in connection with claims or actions against them unless and until a court having jurisdiction over the claim shall have made a final judicial determination that the officer or director is prohibited from receiving indemnification. Furthermore, the Company is not responsible for indemnifying the officers and directors if an independent reviewing party (a party not involved in the pending claim) determines that a director or officer is not entitled to indemnification under applicable law, unless a court of competent jurisdiction determines that the director or officer is entitled to indemnification. The Company believes that these indemnification arrangements are important to its ability to attract and retain qualified individuals to serve as directors and officers.
          The Company has obtained directors’ and officers’ liability insurance to provide its directors and officers with insurance coverage for losses arising from claims have based on any breaches of duty, negligence, or other wrongful acts, including violations of securities laws, unless such a violation is based on any deliberate fraudulent act or omission or any willful violation of any statute or regulation. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors or officers pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.
Item 7. Exemption from Registration Claimed.
          This Item is not applicable.
Item 8. Exhibits.
          The exhibits filed as part of the Registration Statement are as follows:
4.1	Amended and Restated Certificate of Incorporation of the Registrant is incorporated herein by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, filed on November 7, 2006.

4.2	Amended and Restated By-laws of the Registrant are incorporated herein by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, filed on November 7, 2006.

5.1*	Opinion of Winston & Strawn LLP.

10.1	Coleman Cable, Inc. Long-Term Incentive Plan is incorporated herein by reference to Exhibit 10.7 of the Company’s Quarterly Report on From 10-Q for the quarter ended September 30, 2006, filed on November 7, 2006.

10.2	Amendment to Coleman Cable, Inc. Long-Term Incentive Plan is incorporated herein by reference to Exhibit A of the Company’s revised definitive proxy statement on Schedule 14A, filed on April 10, 2007.

23.1*	Consent of Independent Registered Public Accounting Firm, Deloitte & Touche LLP.

23.2*	Consent of Independent Registered Public Accounting Firm, Pricewaterhouse Coopers LLP.

23.3*	Consent of Winston & Strawn LLP (included in Exhibit 5.1).

24.1*	Power of Attorney authorizing certain persons to sign this Registration Statement on behalf of certain directors and officers of Registrant (included on signature page of this Registration Statement).

*	Filed herewith
Item 9. Undertakings.
     Registrant hereby undertakes:
     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
          (i) To include any prospectus required by section 10(a)(3) of the Securities Act;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
     (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (d) Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waukegan, State of Illinois, on this 2nd day of October 2007.

COLEMAN CABLE, INC.
By	/s/ G. Gary Yetman
(G. Gary Yetman, President and Chief Executive Officer)

POWER OF ATTORNEY
     The undersigned officers and directors of Coleman Cable, Inc. hereby severally constitute G. Gary Yetman and Richard N. Burger and each of them singly our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below this Registration Statement on Form S-8 filed herewith and any and all amendments thereto, and generally do all such things in our name and on our behalf in our capacities as officers and directors to enable Coleman Cable, Inc. to comply with the provisions of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any one of them this Registration Statement on Form S-8 and any and all amendments thereto.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated above.

By	/s/ G. GARY YETMAN G. Gary Yetman	Director, President and Chief Executive Officer

By	/s/ RICHARD N. BURGER Richard N. Burger	Executive Vice President, Chief Financial Officer, Secretary and Treasurer (Principal Financial and Accounting Officer)

By	/s/ DAVID BISTRICER David Bistricer	Director

By	/s/ SHMUEL D. LEVINSON Shmuel D. Levinson	Director

By	/s/ JAMES G. LONDON James G. London	Director

By	/s/ NACHUM STEIN Nachum Stein	Director

By	/s/ DENIS E. SPRINGER Denis E. Springer	Director

INDEX TO EXHIBITS

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of the Registrant is incorporated herein by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, filed on November 7, 2006.

4.2	Amended and Restated By-laws of the Registrant are incorporated herein by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, filed on November 7, 2006.

5.1*	Opinion of Winston & Strawn LLP.

10.1	Coleman Cable, Inc. Long-Term Incentive Plan is incorporated herein by reference to Exhibit 10.7 of the Company’s Quarterly Report on From 10-Q for the quarter ended September 30, 2006, filed on November 7, 2006.

10.2	Amendment to Coleman Cable, Inc. Long-Term Incentive Plan is incorporated herein by reference to Exhibit A of the Company’s revised definitive proxy statement on Schedule 14A, filed on April 10, 2007.

23.1*	Consent of Independent Registered Public Accounting Firm, Deloitte & Touche LLP.

23.2*	Consent of Independent Registered Public Accounting Firm, Pricewaterhouse Coopers LLP.

23.3*	Consent of Winston & Strawn LLP (included in Exhibit 5.1).

24.1*	Power of Attorney authorizing certain persons to sign this Registration Statement on behalf of certain directors and officers of Registrant (included on signature page of this Registration Statement).

*	Filed herewith